EXHIBIT 23.4

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-4 of Graham-Field Health Products, Inc. of our report dated March 15, 1996, except as to the tenth paragraph of Note 3, which is as of June 4, 1996, relating to the consolidated financial statements of Everest & Jennings International Ltd., which appears in such Prospectus. We also consent to the application of such report to the Financial Statement Schedule for the three years ended December 31, 1995 included in this Registration Statement when such schedule is read in conjunction with the consolidated financial statements referred to in our report. The audits referred to in such report also included this schedule. We also consent to the reference to us under the heading "Experts" in such Prospectus.


/s/ PRICE WATERHOUSE LLP


PRICE WATERHOUSE LLP


St. Louis, Missouri
October 18, 1996